Exhibit 99(a)(1)(D)

ELECTION FORM

Inhale Therapeutic Systems, Inc.
150 Industrial Road
San Carlos, CA 94070
Attn: Steve Hurst or Bob Harper

        I have received Inhale Therapeutic Systems, Inc.'s ("Inhale or the "Company") Offer to Exchange and Summary of Terms dated January 25, 2002, sent to employees of Inhale or its subsidiaries that hold options to purchase Common Stock of the Company granted prior to July 24, 2001, other than Evergreen Options (as defined in the Offer to Exchange), with exercise prices per share greater than or equal to $25.00 per share granted under Inhale's 2000 Non-Officer Equity Incentive Plan, as amended ("Eligible Options"). Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

        Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for a right to receive Replacement Options, as that term is defined in the Offer. I hereby agree that, unless I revoke my election before midnight, Pacific Standard Time, on February 25, 2002 (or a later expiration date if Inhale extends the Offer), my election will be irrevocable, and if accepted by Inhale, such surrendered Eligible Options will be cancelled in their entirety. I understand that, subject to my continuous employment with Inhale or its subsidiaries through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on August 26, 2002 (or a later date if Inhale extends the Offer), covering fifty percent (50%) of the number of shares of Common Stock subject to my Eligible Options that were cancelled.

[    ]            I ACCEPT THE OFFER AND HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option(s):

Option Number	Option Grant Date	Exercise Price of Option	Option Number	Option Grant Date	Exercise Price of Option

        I understand that by accepting this Offer any options granted to me on or after July 24, 2001, including, without limitation, options with an exercise price of $25.00 per share or less, Evergreen Options, and options granted pursuant to plans other than the 2000 Non-Officer Equity Incentive Plan (the "Mandatory Exchange Options") will automatically be surrendered for cancellation under the Offer even if such options are not listed above. With respect to Mandatory Exchange Options, I understand that, subject to my continuous employment with Inhale or its subsidiaries through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on August 26, 2002 (or a later date if Inhale extends the Offer), covering one hundred percent (100%) of the number of shares of Common Stock subject to my Mandatory Exchange Options that were cancelled. I agree to deliver to Inhale the original stock option grant form(s) for my Eligible Options or Mandatory Exchange Options, upon request. I acknowledge that I will have no right to exercise all or any part of any cancelled options after the date of this election (unless I revoke this election), and that such options will be cancelled.

        I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Inhale (except on an at will basis). I agree that Inhale has made no representations or warranties to me regarding this Offer or the future pricing of Inhale's stock, and that my participation in this Offer is at my own discretion.

        I AGREE THAT INHALE SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

[    ]            I DO NOT ACCEPT THE OFFER to exchange options.

Date:
Optionee Signature
Name:	(Please print)

        Inhale hereby agrees and accepts this Election Form, and such acceptance shall be binding on Inhale's successors, assigns and legal representatives:

INHALE THERAPEUTIC SYSTEMS, INC.
By:	Date:
Title: